Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 3
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------

     This Prospectus Supplement No. 3 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, relating to:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K/A dated December 13, 2000.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 3 is December 21, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   September 29, 2000
                                                  -----------------------

                                CoreComm Limited
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  Delaware                      000-31359                           23-3032245
--------------------------------------------------------------------------------
(State or other               (Commission                         (IRS Employer
jurisdiction                    File Number)                 Identification No.)
of incorporation)



 110 East 59th Street, New York, NY                            10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)




Registrant's telephone number, including area code:      (212) 906-8485
                                                       -------------------



         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets
-------    ------------------------------------

     The registrant hereby amends its Current Report on Form 8-K, dated October 13, 2000 by filing financial statements of the acquired businesses, ATX Telecommunications Services, Inc. and Voyager.net, Inc. and certain pro forma financial information for the registrant.


Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits
-------    ------------------------------------------------------------------

(A) The following financial statements are incorporated by reference to the Registration Statment Ammendment on Form S-1/A (File No. 333-47984) of CoreComm Limited, filed with the Securities and November 2, 2000:

         (1) Pro Forma Financial Information

               (a)  CoreComm Limited and Subsidiaries

                    Unaudited Pro Forma Financial Data as of and for the periods ended June 30, 2000 and December 31, 1999.


(B) Thefollowing financial statements are incorporated by reference to the Registration Statement on Form S-1 (File No. 333-47984) of CoreComm Limited, filed with the Securities and Exchange Commission on October 16, 2000.


         (1) Financial Statements of Businesses Acquired

               (a) Financial Statements of Voyager.net, Inc. as of and for the periods ended June 30, 2000 and December 31, 1999, 1998 and 1997

               (b) Financial Statements of ATX Telecommunications Services, Inc. as of and for the periods ended June 30, 2000 and December 31, 1999, 1998 and 1997


(C)  Exhibits

99.1 Pro Forma Financial Information for CoreComm Limited and Subsidiaries

99.2 Financial Statements of Voyager.net, Inc.

99.3 Financial Statements of ATX Telecommunications Services, Inc.

                                    SIGNATURE
                                    ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                     CORECOMM LIMITED



                                     By: /s/ Gregg N. Gorelick
                                     -------------------------
                                     Name:  Gregg N. Gorelick
                                     Title: Vice President - Controller




Dated:   December 13, 2000

                                                                    Exhibit 99.1

                                CORECOMM LIMITED
                       UNAUDITED PRO FORMA FINANCIAL DATA

     In May 1999, we acquired MegsINet Inc. in exchange for cash and common stock and acquired certain assets of USN Communications, Inc. in exchange for cash and warrants to purchase common stock. In September 2000, we acquired ATX in exchange for cash, notes, convertible preferred stock and common stock and we acquired Voyager in exchange for cash and common stock. The unaudited pro forma financial data presented below gives effect to the completed acquisitions of MegsINet, USN, ATX and Voyager.

     The pro forma financial data is based on our historical financial statements and the historical financial statements of MegsINet, USN, ATX and Voyager. We are treated as the acquiring company for purposes of these pro forma financial data. Certain amounts in these historical financial statements have been reclassified to conform to our presentation.

     We expect to incur  negative  cash flow from  operations  at least until we establish an adequate customer base for our services. We will require a significant amount of cash to develop our business, fund our capital commitments and service our indebtedness and other obligations. We expect to be able to meet our cash requirements through December 31, 2001 with cash and securities on hand of approximately $40.0 million as of September 30, 2000, the remaining $75.0 million commitment under our $150.0 million senior secured credit facility provided by The Chase Manhattan Bank and the $50.0 million available under our commitment for a senior unsecured credit facility from The Chase Manhattan Bank and Chase Securities Inc. The $125.0 million in additional financing remains subject to various conditions, including, but not limited to, the ongoing satisfaction of financial covenants related to the Company's operations. In addition, the $50.0 million senior unsecured credit facility is available only on or after January 31, 2001. Thus, we have to manage our cash and securities on hand to ensure they are adequate to meet our cash requirements until the amounts committed under the two facilities become available. In general, we cannot give any assurance that we will have sufficient resources available to meet our expected cash requirements and obligations.

     The  MegsINet  and USN  acquisitions  have  been  accounted  for  using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their fair values. The ATX and Voyager acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their estimated fair values. We are unaware of events other than those disclosed in the notes to the unaudited pro forma financial data that would require a material change to the preliminary purchase price allocation. However, a final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain assets and liabilities, including intangible assets. The actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma financial data and the dates on which the acquisitions take place.

     The unaudited pro forma condensed statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 give effect to the MegsINet, USN, ATX and Voyager acquisitions as if they had been consummated on January 1, 1999. The unaudited pro forma condensed balance sheet at June 30, 2000 give the effect to the ATX and Voyager mergers as if they had been consummated on June 30, 2000.

     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the compensation of these individuals either ceased or has been reduced to be more consistent with compensation levels of other members of management. Approximately $4.2 million and $8.5 million of expense in the six months ended June 30, 2000 and the year ended December 31, 1999, respectively, would not have been incurred had the merger been consummated on January 1, 1999.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. We believe that any variations from the available information and assumptions applied will not have a material effect on the pro forma financial data presented. The unaudited pro forma condensed statements of operations do not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed statements of operations do not reflect any adjustments for synergies that we expect to realize. We cannot assure you as to the amounts of, or that any, cost savings or revenue enhancements will be realized.

     A significant component of the revenues included in the pro forma results is the historical revenues of USN from January 1, 1999 through the date we acquired the wireline assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, we did not actively continue to sell additional lines in these markets because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since the acquisition, and additional declines may continue as customers leave or "churn" off the service. However, we anticipate that the future operating results derived from the USN assets will improve, although we have no way of assuring this. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

     The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of USN, MegsINet, ATX and Voyager appearing elsewhere in this prospectus.

                                CORECOMM LIMITED

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 2000
                                 (IN THOUSANDS)


                            CORECOMM         ATX          VOYAGER
                          (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS           PRO FORMA
                          ------------   ------------   ------------   -----------           ----------
ASSETS:
Current assets:
  Cash, cash equivalents
     and securities.....   $  84,220       $ 3,531        $ 12,330      $  1,197A,B,C,D,I    $  101,278
  Other current
     assets.............      17,794        26,414           9,567            --                 53,775
                           ---------       -------        --------      --------             ----------
Total current assets....     102,014        29,945          21,897         1,197                155,053
Fixed assets, net.......     109,739        13,311          25,525        24,914A               173,489
Local multipoint
  distribution service
  license costs.........      25,366            --              --            --                 25,366
Intangibles and other
  assets, net...........      75,796           900          56,665       648,286A,C             781,647
Affiliate receivable,
  net...................          --            --              --        12,210H                12,210
                           ---------       -------        --------      --------             ----------
Total assets............   $ 312,915       $44,156        $104,087      $686,607             $1,147,765
                           =========       =======        ========      ========             ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Current liabilities:
  Other current
     liabilities........   $  61,563       $36,444        $ 15,974      $     --             $  113,981
  Current portion of
     debt and capital
     leases.............      17,726            --           3,158         2,740A                23,624
  Due to affiliates.....          --         1,445              --            --                  1,445
                           ---------       -------        --------      --------             ----------
Total current
  liabilities...........      79,289        37,889          19,132         2,740                139,050
Debt and capital
  leases................     185,255            --          25,866       157,179A,C,I           368,300
Deferred income taxes...          --            --              --         8,720A                 8,720
Shareholders' equity:
  Preferred stock,
     common stock and
     additional paid-in
     capital............     319,315            --              --       593,898A,B,D           913,213
  Deferred non-cash
     compensation.......     (28,104)           --              --            --                (28,104)
  Acquired company
     equity.............          --         6,267          59,089       (65,356)                    --
  Deficit...............    (242,840)           --              --            --               (242,840)
                           ---------       -------        --------      --------             ----------
                              48,371         6,267          59,089       528,542                642,269
Treasury stock at
  cost..................          --            --              --       (10,574)B              (10,574)
                           ---------       -------        --------      --------             ----------
                              48,371         6,267          59,089       517,968                631,695
                           ---------       -------        --------      --------             ----------
Total liabilities and
  shareholders'
  equity................   $ 312,915       $44,156        $104,087      $686,607             $1,147,765
                           =========       =======        ========      ========             ==========

                                CORECOMM LIMITED

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                   CORECOMM         ATX          VOYAGER
                                 (HISTORICAL)   (HISTORICAL)   (PRO FORMA)   ADJUSTMENTS   PRO FORMA
                                 ------------   ------------   -----------   -----------   ---------
REVENUES.......................   $  38,356       $76,566       $ 37,060      $     --     $ 151,982
COSTS AND EXPENSES
Operating......................      51,700        51,338         14,751            --       117,789
Selling, general and
  administrative...............      48,921        30,730         16,336        (4,235)J      91,752
Corporate......................       5,196            --             --            --         5,196
Nonrecurring charges...........       1,018            --             --            --         1,018
Non-cash compensation..........      32,186            --             50            --        32,236
Depreciation and
  amortization.................      18,440         1,445         18,575        57,256E       95,716
                                  ---------       -------       --------      --------     ---------
                                    157,461        83,513         49,712        53,021       343,707
                                  ---------       -------       --------      --------     ---------
Operating (loss)...............    (119,105)       (6,947)       (12,652)      (53,021)     (191,725)
OTHER INCOME/EXPENSE
Interest and other income......       3,850            51         (1,248)           --         2,653
Interest expense...............      (7,534)           --             --        (6,889)F     (14,423)
                                  ---------       -------       --------      --------     ---------
(Loss) before income taxes.....    (122,789)       (6,896)       (13,900)      (59,910)     (203,495)
Income tax provision...........        (272)           --             --            --          (272)
                                  ---------       -------       --------      --------     ---------
Net (loss).....................    (123,061)       (6,896)       (13,900)      (59,910)     (203,767)
Preferred stock dividends......          --            --             --        (8,788)G      (8,788)
                                  ---------       -------       --------      --------     ---------
Net (loss) available to common
  shareholders.................   $(123,061)      $(6,896)      $(13,900)     $(68,698)    $(212,555)
                                  =========       =======       ========      ========     =========
Net (loss) per common stock --
  basic and fully diluted......   $   (3.12)                                               $   (2.98)
                                  =========                                                =========
Weighted average shares
  outstanding..................      39,501                                     31,829A       71,330
                                  =========                                    ========     =========



                                CORECOMM LIMITED

                NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 2000

A. PURCHASE PRICE AND ALLOCATION OF PURCHASE PRICE:



                                                               ATX       VOYAGER      TOTAL
                                                             --------    --------    --------

    Shares of CoreComm common stock issued.................    12,398      19,431      31,829
    CoreComm common stock price............................  $14.4125    $ 7.9583
                                                             --------    --------    --------
                                                              178,686     154,638     333,324
    Series B Preferred stock...............................   200,000          --     200,000
    Senior Unsecured Notes.................................   108,669          --     108,669
    Estimated merger related costs.........................    11,014       8,501      19,515
    Cash consideration.....................................    39,360      36,130      75,490
                                                             --------    --------    --------
    Purchase price.........................................   537,729     199,269     736,998
    Net assets at June 30, 2000, after reclassification of
      Voyager related party receivables (see Adjustment
      H)...................................................     6,267      71,299      77,566
    Less: Intangible assets................................      (638)    (56,665)    (57,303)
                                                             --------    --------    --------
                                                                5,629      14,634      20,263
                                                             --------    --------    --------
    Excess of purchase price over net assets acquired......  $532,100    $184,635    $716,735
                                                             ========    ========    ========
    Preliminary allocation to:
    Fixed assets...........................................  $ 14,542    $ 10,372    $ 24,914
    Deferred tax liability.................................    (5,090)     (3,630)     (8,720)
    Intangible assets......................................   522,648     177,893     700,541
                                                             --------    --------    --------
                                                             $532,100    $184,635    $716,735
                                                             ========    ========    ========



     The intangible assets arising from the ATX merger and the Voyager merger may include customer lists, other intangibles and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in Pro Forma
Adjustment E below, that 5 years is a representative blended amortization period.

B. PHANTOM UNIT PAYMENT

     We agreed to satisfy a former ATX shareholder's liability for payouts under the ATX Phantom Unit plan. The shareholder contributed shares of CoreComm common stock and in exchange we issued stock and options to the Phantom Unit holders.

                                CORECOMM LIMITED

                                 (IN THOUSANDS)




Shares issued to an ATX shareholder and returned for Phantom
  Unit obligation (1,684,779 shares) recorded as treasury
  stock.....................................................  $13,408
Shares to be issued for Phantom Unit obligation (356,097
  shares) from treasury stock...............................   (2,834)
                                                              -------
Net treasury stock..........................................   10,574
Options issued for Phantom Unit obligation (options for
  1,663,464 shares).........................................  (10,574)
                                                              -------
Net purchase price effect...................................  $     0
                                                              =======
Cash paid to an ATX shareholder and returned for Phantom
  Unit obligation...........................................  $ 1,732
Cash to be paid for Phantom Unit obligation.................   (1,732)
                                                              -------
Net cash effect.............................................  $     0
                                                              =======







C.   BANK FINANCING
     Term Loan...................................................  $ 50,000
     Revolving Loan..............................................    25,000
                                                                   --------
                                                                     75,000
     Less: Financing Costs.......................................    (5,048)
                                                                   --------
     Net cash received...........................................  $ 69,952
                                                                   ========
D.   ISSUANCE OF PREFERRED STOCK
     Cash received for issuance of Series A preferred stock......  $ 50,000
                                                                   ========
E.   DEPRECIATION AND AMORTIZATION
     Depreciation of fixed asset allocation (over 5 years).......  $  2,491
     Amortization of intangibles (over 5 years)..................    70,054
     Historical amortization of intangibles......................   (15,289)
                                                                   --------
                                                                   $ 57,256
                                                                   ========
F.   INTEREST EXPENSE
     Interest on bank financing..................................  $  4,140
     Amortization of fees on borrowings recorded as deferred
       financing costs (8 year term).............................       316
     Interest on the senior unsecured notes at 6.47%.............     3,515
     Historical interest expense on Voyager debt (1).............    (1,082)
                                                                   --------
                                                                   $  6,889
                                                                   ========
G.   PREFERRED STOCK DIVIDENDS
     Dividends on the Series B preferred stock...................  $  6,663
     Dividends at 8.5% on the Series A preferred stock...........     2,125
                                                                   --------
                                                                   $  8,788
                                                                   ========

H.   RELATED PARTY TRANSACTIONS
     Reclassification of related party receivables and payable...  $ 12,210
                                                                   ========

                                CORECOMM LIMITED

                                 (IN THOUSANDS)


I.   LONG-TERM DEBT
     Payment of Voyager debt (1).................................  $ 23,750
                                                                   ========
J.   HISTORICAL PARTNER BONUSES
     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the
       compensation to these individuals ceased or has been
       reduced to be more consistent with compensation levels of
       other members of management...............................  $ (4,235)
                                                                   ========


---------------
(1) This facility was repaid at the closing of the Voyager merger.

                                CORECOMM LIMITED

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                              CORECOMM       MEGSINET         USN            ATX          VOYAGER
                            (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (PRO FORMA)   ADJUSTMENTS     PRO FORMA
                            ------------   ------------   ------------   ------------   -----------   -----------     ---------
REVENUES..................   $  58,151       $ 2,785        $ 36,919       $135,021      $ 64,997                     $ 297,873
COSTS AND EXPENSES
Operating.................      58,561         3,740          33,784         85,477        22,570                       204,132
Selling, general and
  administrative..........      74,185         3,489          23,330         49,393        27,475      $  (8,459)F      169,413
Corporate.................       7,996            --              --             --            --             --          7,996
Non-cash compensation.....       1,056            --              --             --            --             --          1,056
Depreciation and
  amortization............      19,578         1,679           4,883          1,820        36,873        128,586A,C     193,419
                             ---------       -------        --------       --------      --------      ---------      ---------
                               161,376         8,908          61,997        136,690        86,918        120,127        576,016
                             ---------       -------        --------       --------      --------      ---------      ---------
Operating (loss)..........    (103,225)       (6,123)        (25,078)        (1,669)      (21,921)      (120,127)      (278,143)
OTHER INCOME/EXPENSE
Interest and other
  income..................       5,773            27            (646)           119           914             --          6,187
Interest expense..........      (5,341)         (814)         (5,405)           (47)       (5,478)        (8,211)B,D    (25,296)
                             ---------       -------        --------       --------      --------      ---------       ---------
(Loss) before income
  taxes...................    (102,793)       (6,910)        (31,129)        (1,597)      (26,485)      (128,338)      (297,252)
Income tax provision......        (731)           --              --             --            --             --           (731)
                             ---------       -------        --------       --------      --------      ---------       ---------
Net (loss)................    (103,524)       (6,910)        (31,129)        (1,597)      (26,485)      (128,338)      (297,983)
Preferred stock
  dividends...............          --            --              --             --            --        (17,575)E      (17,575)
                             ---------       -------        --------       --------      --------      ---------      ---------
Net (loss) available to
  common shareholders.....   $(103,524)      $(6,910)       $(31,129)      $ (1,597)     $(26,485)     $(145,913)     $(315,558)
                             =========       =======        ========       ========      ========      =========      =========
Net (loss) per common
  stock -- basic and fully
  diluted.................   $   (3.03)                                                                               $   (4.78)
                             =========                                                                                =========
Weighted average shares
  outstanding.............      34,189                                                                    31,829         66,018
                             =========                                                                  =========     =========

                                CORECOMM LIMITED

                NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

PRO FORMA ADJUSTMENTS FOR THE USN AND MEGSINET ACQUISITIONS -- FOR THE YEAR ENDED DECEMBER 31, 1999



A.   DEPRECIATION AND AMORTIZATION
     Amortization of intangibles.................................  $  5,053
     To adjust USN depreciation for fixed assets not acquired and for the write down of the fixed assets acquired to fair
       value.....................................................    (2,753)
                                                                   --------
                                                                   $  2,300
                                                                   ========
B.   DEBT NOT ASSUMED
     To eliminate USN interest expense from debt not assumed.....  $  5,405
                                                                   ========



PRO FORMA ADJUSTMENTS FOR THE ATX AND VOYAGER MERGERS -- FOR THE YEAR ENDED DECEMBER 31, 1999

     The intangible assets arising from the ATX merger and the Voyager merger may include customer lists, other intangibles and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in Pro Forma Adjustment C below, that 5 years is a representative blended amortization period.



C.   DEPRECIATION AND AMORTIZATION
     Depreciation of fixed asset allocation (over 5 years).......  $  4,983
     Amortization of intangibles (over 5 years)..................   140,108
     Historical amortization of intangibles......................   (18,805)
                                                                   --------
                                                                   $126,286
                                                                   ========
D.   INTEREST EXPENSE
     Interest on bank financing..................................  $  8,280
     Amortization of fees on borrowings recorded as deferred
       financing costs (8 year term).............................       631
     Interest on the senior unsecured notes at 6.47%.............     7,030
     Historical interest expense on Voyager debt (1).............    (2,325)
                                                                   --------
                                                                   $ 13,616
                                                                   ========
E.   PREFERRED STOCK DIVIDENDS
     Dividends on the Series B preferred stock...................  $ 13,325
     Dividends at 8.5% on the Series A preferred stock...........     4,250

                                                                   --------
                                                                   $ 17,575
                                                                   ========
F.   HISTORICAL PARTNER BONUSES
     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the
       compensation to these individuals ceased or has been
       reduced to be more consistent with compensation levels of
       other members of management...............................  $ (8,459)


---------------
(1) This facility was repaid at the closing of the Voyager merger.

                                                                    Exhibit 99.2


                               VOYAGER.NET, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,329,741
  Accounts receivable, less allowance.......................     7,837,616
  Prepaid and other assets..................................     1,729,869
                                                              ------------
          Total current assets..............................    21,897,226
Property and equipment, net.................................    25,524,813
Intangible assets, net......................................    56,665,195
                                                              ------------
          Total assets......................................  $104,087,234
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $  3,157,610
  Accounts payable..........................................       805,961
  Other liabilities.........................................     2,898,448
  Deferred revenue..........................................    12,269,517
                                                              ------------
          Total current liabilities.........................    19,131,536
Commitments and contingencies:
Obligations under capital leases............................     2,116,236
Long-term debt..............................................    23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 5,000,000 shares
     authorized, none outstanding...........................           --
  Common stock, $.0001 par value; authorized 50,000,000
     shares in 1999 and 2000; issued and outstanding
     31,650,108 and 31,654,758 in 1999 and 2000,
     respectively...........................................         2,712
  Additional paid-in capital................................   112,151,544
  Receivables for preferred and common stock................    (6,441,935)
  Notes and interest receivable, stockholder................    (5,768,418)
  Deferred compensation.....................................       161,420
  Accumulated deficit.......................................   (41,015,861)
                                                              ------------
          Total stockholders' equity........................    59,089,462
                                                              ------------
          Total liabilities and stockholders' equity........  $104,087,234
                                                              ============


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                THREE MONTHS ENDED            SIX MONTHS ENDED
                                                     JUNE 30,                     JUNE 30,
                                             -------------------------   --------------------------
                                                2000          1999           2000          1999
                                             -----------   -----------   ------------   -----------

Revenue:
  Internet access service..................  $18,444,717   $10,537,560   $ 36,484,158   $18,942,762
  Other....................................      173,064       176,339        245,901       290,363
                                             -----------   -----------   ------------   -----------
          Total revenue....................   18,617,781    10,713,899     36,730,059    19,233,125
                                             -----------   -----------   ------------   -----------
Operating expenses:
  Internet access service..................    7,398,439     3,602,005     14,628,026     6,391,681
  Sales and marketing......................    2,221,192     1,229,038      4,358,192     2,198,069
  General and administrative...............    5,931,172     3,081,402     11,912,961     5,544,602
  Depreciation and amortization............   10,166,904     5,004,953     18,377,773     8,531,777
  Compensation charge for issuance of
     common stock and stock options........       25,000     1,044,000         50,000     2,509,000
                                             -----------   -----------   ------------   -----------
          Total operating expenses.........   25,742,707    13,961,398     49,326,952    25,175,129
                                             -----------   -----------   ------------   -----------
Loss from operations before other income
  (expense)................................   (7,124,926)   (3,247,499)   (12,596,893)   (5,942,004)
                                             -----------   -----------   ------------   -----------
Other income (expense):
  Interest income..........................      266,077         4,822        515,076        31,594
  Interest expense.........................     (839,873)   (1,047,378)    (1,453,949)   (1,845,663)
  Other....................................     (218,262)           --       (258,969)           --
                                             -----------   -----------   ------------   -----------
          Total other expense..............     (792,058)   (1,042,556)    (1,197,842)   (1,814,069)
                                             -----------   -----------   ------------   -----------
Net loss...................................   (7,916,984)   (4,290,055)   (13,794,735)   (7,756,073)
Preferred stock dividends..................           --      (165,496)            --      (330,992)
                                             -----------   -----------   ------------   -----------
          Net loss applicable to common
            stockholders...................  $(7,916,984)  $(4,455,551)  $(13,794,735)  $(8,087,065)
                                             ===========   ===========   ============   ===========
Per share data:
  Basic and diluted net loss per share
     applicable to common stockholders.....  $     (0.25)  $     (0.19)  $      (0.44)  $     (0.35)
                                             ===========   ===========   ============   ===========
  Weighted average common shares
     outstanding:
     Basic and diluted.....................   31,654,758    23,766,309     31,653,466    23,163,442
                                             ===========   ===========   ============   ===========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                               RECEIVABLES
                                                                   FOR
                                                                PREFERRED
                           COMMON STOCK         ADDITIONAL         AND         NOTES AND
                       --------------------      PAID-IN         COMMON        INTEREST        DEFERRED      ACCUMULATED
                         SHARES      AMOUNT      CAPITAL          STOCK       RECEIVABLE     COMPENSATION      DEFICIT
                       ----------    ------    ------------    -----------    -----------    ------------    ------------

Balance January 1,
  2000...............  31,650,108    $2,712    $112,129,038    $(6,291,935)   $(5,630,418)     $111,420      $(27,221,126)
Interest on
  receivables........          --        --              --       (150,000)      (138,000)           --                --
Exercise of stock
  options............       4,650        --          22,506             --             --            --                --
Deferred
  compensation.......          --        --              --             --             --        50,000                --
Net loss.............          --        --              --             --             --            --       (13,794,735)
                       ----------    ------    ------------    -----------    -----------      --------      ------------
Balance June 30,
  2000...............  31,654,758    $2,712    $112,151,544    $(6,441,935)   $(5,768,418)     $161,420      $(41,015,861)
                       ==========    ======    ============    ===========    ===========      ========      ============



                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------

Balance January 1,
  2000...............   $73,099,691
Interest on
  receivables........      (288,000)
Exercise of stock
  options............        22,506
Deferred
  compensation.......        50,000
Net loss.............   (13,794,735)
                        -----------
Balance June 30,
  2000...............   $59,089,462
                        ===========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $(13,794,735)    $(7,756,073)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and amortization.............................    18,377,773       8,531,777
  Loss on disposal/sale of equipment........................       124,878           4,572
  Compensation charge for issuance of common stock and stock
     options................................................        50,000       2,509,000
  Changes in assets and liabilities excluding effects of
     business combinations, net.............................    (3,105,198)      1,272,295
                                                              ------------    ------------
       Net cash provided by operating activities............     1,652,718       4,561,571
Cash flows used in investing activities:
  Business acquisition costs, net of cash acquired..........    (5,290,361)    (23,577,768)
  Purchase of property and equipment........................    (4,793,294)     (2,658,104)
                                                              ------------    ------------
       Net cash used in investing activities................   (10,083,655)    (26,235,872)
Cash flows provided by financing activities:
  Payments on capital leases................................    (1,424,224)       (262,767)
  Loan/payments to related party............................            --        (500,000)
  Payment of bank financing fees............................            --      (1,124,770)
  Proceeds from issuance of debt............................     4,100,000      25,200,000
  Proceeds from common stock issuance.......................        22,506             248
  Proceeds from preferred stock.............................            --         666,700
                                                              ------------    ------------
       Net cash provided by financing activities............     2,698,282      23,979,411
                                                              ------------    ------------
Net (decrease) increase in cash and cash equivalents........    (5,732,655)      2,305,110
Cash and cash equivalents at beginning of period............    18,062,396       2,350,292
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 12,329,741    $  4,655,402
                                                              ============    ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the Securities and Exchange Commission and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.  BUSINESS COMBINATIONS:

     During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

     February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

     March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

     The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.


                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Revenues....................................................  $ 37,060    $ 31,223
Net loss....................................................   (13,900)    (15,925)
Basic and diluted loss per share............................     (0.44)      (0.70)


     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.  DEBT:

     The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate.

                               VOYAGER.NET, INC.

any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 0.5% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.

4.  EARNINGS PER SHARE:

     The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                           ---------------------------
                                                              2000            1999
                                                           -----------    ------------
Cash paid during the period for interest.................  $ 1,731,501    $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described in Note
     2, liabilities were assumed as follows:
     Fair value of assets acquired.......................    5,848,698      27,343,972
     Business acquisition costs, net of cash acquired....   (5,290,361)    (23,577,768)
                                                           -----------    ------------
Liabilities assumed......................................  $   558,337    $  3,766,204
                                                           ===========    ============
Acquisition of equipment through capital lease...........  $ 2,455,598    $  1,478,600
Issuance of compensatory common stock and options........  $    50,000    $  1,044,000


6.  STOCK-BASED COMPENSATION PLAN:

     During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

     During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.  RECENT ACCOUNTING INTERPRETATION:

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

                               VOYAGER.NET, INC.

     Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.  MERGER AGREEMENT:

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

PricewaterhouseCoopers LLP

Grand Rapids, Michigan
February 10, 2000, except for Note 18,
for which the date is March 12, 2000

                               VOYAGER.NET, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Currents assets:
  Cash and cash equivalents.................................  $  2,350,292    $ 18,062,396
  Accounts receivable, less allowance for doubtful accounts
     of $99,000 and $500,000 in 1998 and 1999...............       950,381       4,994,026
  Prepaid and other assets..................................       154,059       1,460,356
                                                              ------------    ------------
          Total current assets..............................     3,454,732      24,516,778
Property and equipment, net.................................     9,528,372      21,298,456
Intangible assets, net......................................    28,741,650      66,638,733
                                                              ------------    ------------
          Total assets......................................  $ 41,724,754    $112,453,967
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $    303,562    $  2,049,878
  Notes payable, related party..............................     2,252,713              --
  Accounts payable..........................................       659,351         520,326
  Other liabilities.........................................       855,727       3,696,845
  Deferred revenue..........................................     5,625,627      11,244,633
                                                              ------------    ------------
          Total current liabilities.........................     9,696,980      17,511,682
Commitments and contingencies...............................
Obligations under capital leases............................       751,613       2,192,594
Long-term debt..............................................    30,000,000      19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998 (includes
     6,667 shares in 1998 subject to purchase), authorized
     5,000,000 shares in 1999, none outstanding.............     8,274,819              --
  Common stock, $.0001 par value, authorized 25,000,000
     shares in 1998 and 50,000,000 shares in 1999; issued
     and outstanding, 22,216,308 shares in 1998 and
     31,650,108 shares in 1999..............................         1,792           2,712
  Additional paid-in capital................................     3,214,748     112,129,038
  Receivable and interest for preferred and common stock....      (666,700)     (6,291,935)
  Notes and interest receivable, stockholder................            --      (5,630,418)
  Deferred compensation.....................................     1,008,420         111,420
  Accumulated deficit.......................................   (10,556,918)    (27,221,126)
                                                              ------------    ------------
          Total stockholders' equity........................     1,276,161      73,099,691
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 41,724,754    $112,453,967
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997          1998            1999
                                                      ----------    -----------    ------------
Revenue:
  Internet access service...........................  $3,440,212    $10,588,963    $ 47,423,462
  Other.............................................      14,063        133,199       1,074,173
                                                      ----------    -----------    ------------
          Total revenue.............................   3,454,275     10,722,162      48,497,635
                                                      ----------    -----------    ------------
Operating expenses:
  Internet access service...........................   1,318,163      3,607,665      15,933,377
  Sales and marketing...............................   1,038,459      1,987,113       6,401,810
  General and administrative........................   1,461,720      3,405,870      14,150,924
  Depreciation and amortization.....................     394,385      3,862,041      23,836,385
  Compensation charge for issuance of common stock
     and stock options..............................          --      4,218,407       2,563,311
                                                      ----------    -----------    ------------
          Total operating expenses..................   4,212,727     17,081,096      62,885,807
                                                      ----------    -----------    ------------
Loss from operations before other income
  (expenses)........................................    (758,452)    (6,358,934)    (14,388,172)
Other income (expense):
  Interest income...................................      11,312         30,987         905,080
  Interest expense..................................     (72,932)      (942,766)     (2,645,857)
                                                      ----------    -----------    ------------
          Total other expense.......................     (61,620)      (911,779)     (1,740,777)
                                                      ----------    -----------    ------------
Net loss............................................    (820,072)    (7,270,713)    (16,128,949)
Preferred stock dividends...........................     (73,456)      (348,494)       (367,265)
                                                      ----------    -----------    ------------
          Net loss applicable to common
            stockholders............................  $ (893,528)   $(7,619,207)   $(16,496,214)
                                                      ==========    ===========    ============
Per Share Data:
Basic and diluted net loss per share applicable to
  common stockholders...............................  $     (.10)   $      (.43)   $       (.61)
                                                      ==========    ===========    ============
Weighted average common shares outstanding:
Basic and diluted...................................   8,878,498     17,655,484      27,238,084
                                                      ==========    ===========    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                            PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                          --------------------   -------------------     PAID-IN
                                          SHARES      AMOUNT       SHARES     AMOUNT     CAPITAL
                                          -------   ----------   ----------   ------   ------------
                                                                                              >
Balance at January 1, 1997..............   20,000   $2,000,000    5,351,840   $ 432    $     44,374
Redemption of common stock..............       --           --   (2,341,120)   (189)        (44,374)
Issuance of common stock................       --           --   11,862,235     957           3,292
Issuance of preferred stock.............    5,000      500,000           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1997............   25,000    2,500,000   14,872,955   1,200           3,292
Conversion of notes payable to preferred
  stock and issuance of preferred and
  common stock..........................   40,324    4,032,419      446,400      36             144
Issuance of preferred and common
  stock.................................   15,000    1,500,000    4,664,953     376           1,505
Conversion of preferred dividends to
  preferred stock.......................    2,424      242,400           --      --              --
Issuance of common stock and options....       --           --    2,232,000     180       3,209,807
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1998............   82,748    8,274,819   22,216,308   1,792       3,214,748
Issuance of common stock................       --           --    1,240,000     100       7,354,900
Issuance of notes to stockholders.......       --           --           --      --              --
Proceeds from initial public offering...       --           --    7,425,000     743      99,454,156
Proceeds from preferred stock...........       --           --           --      --              --
Redemption of preferred stock...........  (82,748)  (8,274,819)          --      --              --
Payment of preferred stock dividends....       --           --           --      --              --
Exercise of stock options and vesting of
  restricted stock......................       --           --      768,800      77       2,105,234
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1999............       --   $       --   31,650,108   $2,712   $112,129,038
                                          =======   ==========   ==========   ======   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                               RECEIVABLE
                                   FOR
                                PREFERRED                                                    TOTAL
                                   AND        NOTES AND                                  STOCKHOLDERS'
                                 COMMON       INTEREST       DEFERRED     ACCUMULATED       EQUITY
                                  STOCK      RECEIVABLE    COMPENSATION     DEFICIT        (DEFICIT)
                               -----------   -----------   ------------   ------------   -------------
Balance at January 1, 1997...  $        --   $        --   $        --    $ (2,193,296)  $   (148,490)
Redemption of common stock...           --            --            --         (30,437)       (75,000)
Issuance of common stock.....           --            --            --              --          4,249
Issuance of preferred
  stock......................           --            --            --              --        500,000
Net loss.....................           --            --            --        (820,072)      (820,072)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1997.......................           --            --            --      (3,043,805)      (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock...............     (666,700)           --            --              --      3,365,899
Issuance of preferred and
  common stock...............           --            --            --              --      1,501,881
Conversion of preferred
  dividends to preferred
  stock......................           --            --            --        (242,400)            --
Issuance of common stock and
  options....................           --            --            --              --      3,209,987
Deferred compensation........           --            --     1,008,420              --      1,008,420
Net loss.....................           --            --            --      (7,270,713)    (7,270,713)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1998.......................     (666,700)           --     1,008,420     (10,556,918)     1,276,161
Issuance of common stock.....   (6,291,935)           --            --              --      1,063,065
Issuance of notes to
  stockholders...............           --    (5,630,418)           --              --     (5,630,418)
Proceeds from initial public
  offering...................           --            --            --              --     99,454,899
Proceeds from preferred
  stock......................      666,700            --            --              --        666,700
Redemption of preferred
  stock......................           --            --            --              --     (8,274,819)
Payment of preferred stock
  dividends..................           --            --            --        (535,259)      (535,259)
Exercise of stock options and
  vesting of restricted
  stock......................           --            --    (1,090,000)             --      1,015,311
Deferred compensation........           --            --       193,000              --        193,000
Net loss.....................           --            --            --     (16,128,949)   (16,128,949)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1999.......................  $(6,291,935)  $(5,630,418)  $   111,420    $(27,221,126)  $ 73,099,691
                               ===========   ===========   ===========    ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     ----------    ------------    ------------
Cash flows from operating activities:
  Net loss.........................................  $ (820,072)   $ (7,270,713)   $(16,128,949)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.................     394,385       3,862,041      23,836,385
     Interest on stockholder notes and
       receivable..................................          --              --        (422,353)
     (Gain) loss on sale of equipment..............      (7,071)          5,952              --
     Compensation charge for issuance of common
       stock and stock options.....................          --       4,218,407       2,563,311
     Changes in assets and liabilities excluding
       effects of business combinations:
       Accounts receivable.........................     (28,199)       (513,909)     (3,292,112)
       Prepaids and other assets...................     (24,251)       (104,990)     (1,939,885)
       Accounts payable............................    (237,551)        512,591        (329,443)
       Accrued expenses............................     137,486         831,577       2,708,626
       Deferred revenue............................     187,203       1,160,698        (468,851)
                                                     ----------    ------------    ------------
          Net cash provided by (used in) operating
            activities.............................    (398,070)      2,701,654       6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash
     acquired......................................          --     (32,850,289)    (55,630,048)
  Purchase of property and equipment...............    (661,312)     (1,514,323)     (5,032,682)
  Proceeds from the sale of equipment..............      87,282          28,248              --
                                                     ----------    ------------    ------------
          Net cash used in investing activities....    (574,030)    (34,336,364)    (60,662,730)
Cash flows provided by financing activities:
  Payments on capital leases.......................     (54,216)        (54,565)     (2,122,110)
  Proceeds from notes payable......................          --       2,800,000              --
  Proceeds from common stock.......................       4,249           2,061             311
  Proceeds from preferred stock....................     500,000       2,065,719         666,700
  Redemption of common stock.......................     (75,000)             --              --
  Advances from related party......................   1,127,777           4,047              --
  Payments to related party........................     (15,000)        (25,521)             --
  Issuance of loan to stockholder..................          --              --      (5,500,000)
  Payment of bank financing fees...................          --      (1,325,530)     (1,474,770)
  Proceeds from issuance of debt...................          --      30,000,000      49,850,000
  Payment of preferred stock dividends.............          --              --        (535,259)
  Payment of debt..................................          --              --     (60,200,000)
  Proceeds from initial public offering............          --              --     101,925,743
  Payment of initial public offering expenses......          --              --      (2,470,844)
  Redemption of preferred stock....................          --              --      (8,274,819)
  Payment of note payable..........................          --              --      (2,016,847)
                                                     ----------    ------------    ------------
          Net cash provided by financing
            activities.............................   1,487,810      33,466,211      69,848,105
                                                     ----------    ------------    ------------
Net increase in cash...............................     515,710       1,831,501      15,712,104
Cash and cash equivalents at beginning of year.....       3,081         518,791       2,350,292
                                                     ----------    ------------    ------------
Cash and cash equivalents at end of year...........  $  518,791    $  2,350,292    $ 18,062,396
                                                     ==========    ============    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and basis of presentation

     Voyager.net, Inc. (the "Company ") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

   Revenue recognition

     The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

   Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

   Property and equipment

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

   Intangible assets

     Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

   Advertising costs

     Advertising  costs  are  expensed  as  incurred.   Advertising  expense  of
approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

   Financial instruments

     The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               VOYAGER.NET, INC.

   Income taxes

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2. BUSINESS COMBINATIONS

     In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:


                                                                                     PURCHASE
ACQUISITION DATE                         ACQUIRED ASSETS                              PRICE
----------------   ------------------------------------------------------------    -----------
1998:
July 1             CDL Corp....................................................    $    69,000
July 1             Internet-Michigan, Inc. ....................................        215,000
July 31            Freeway, Inc. ..............................................      3,991,000
September 23       EXEC-PC, Inc. ..............................................     24,815,000
October 2          Netimation, Inc. ...........................................        318,000
October 2          NetLink Systems, L.L.C. ....................................      3,428,000
November 20        Add, Inc. ..................................................         14,000
                                                                                   -----------
                                                                                   $32,850,000
                                                                                   ===========
1999:
January 15         Hoosier On-Line Systems, Inc. ..............................    $ 2,347,000
February 24        Infinite Systems, Ltd. .....................................      3,100,000
March 10           Exchange Network Services, Inc. ............................      3,531,000
April 23           StarNet, Inc. ..............................................      2,013,000
May 7              GDR Enterprises, Inc. ......................................      9,125,000
June 4             Edgeware, Inc. d/b/a PCLink.com.............................      1,922,000
June 17            Core Digital Communications, Inc. ..........................      1,320,000
June 25            American Information Services, Inc. ........................      1,206,000
September 2        Data Management Consultants, Inc. ..........................      2,073,000
September 8        Net Direct..................................................      4,519,000
September 14       Raex........................................................      4,370,000
September 21       Internet Connection Services, LLC...........................        708,000
September 22       MichWeb, Inc. ..............................................        521,000
October 4          ComNet, LLC.................................................      8,886,000
October 7          TDI Internet Services, Inc. ................................      1,831,000
October 7          Choice Dot Net, LLC.........................................      1,765,000
November 9         Internet Illinois...........................................      1,811,000
December 10        Wholesale ISP...............................................      4,693,000
                                                                                   -----------
                                                                                   $55,741,000
                                                                                   ===========


     The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

                               VOYAGER.NET, INC.

     The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.



                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1998        1999
                                                     --------    --------    --------
                                                                                   >
Revenue............................................  $ 14,120    $ 43,296    $ 62,858
Net Loss...........................................   (12,590)    (37,656)    (24,918)
Basic and diluted net loss per share...............     (1.43)      (2.13)      (0.91)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3. PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:


                                                                             DEPRECIABLE
                                                  1998           1999        LIFE-YEARS
                                               -----------    -----------    -----------
Computer equipment...........................  $ 8,461,789    $18,649,572       5
Office equipment.............................      230,009      1,293,331       7
Furniture and fixtures.......................       96,559        776,886      5-7
Software.....................................      389,863        862,403      3-5
Equipment acquired under capital lease.......    1,178,525      5,365,475       5
Vehicles.....................................       32,807         32,807       5
Building improvements........................      860,526      1,386,534     7-10
                                               -----------    -----------
                                                11,250,078     28,367,008
Less accumulated depreciation................   (1,721,706)    (7,068,552)
                                               -----------    -----------
Property and equipment, net..................  $ 9,528,372    $21,298,456
                                               ===========    ===========

                               VOYAGER.NET, INC.

Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:



                                                      1998            1999
                                                   -----------    ------------

Acquired customer base...........................  $30,127,837    $ 85,311,158
Bank financing fees..............................    1,348,182       2,625,563
Other............................................      237,658         299,864
                                                   -----------    ------------
                                                    31,713,677      88,236,585
Less accumulated amortization....................   (2,972,027)    (21,597,852)
                                                   -----------    ------------
Intangible assets, net...........................  $28,741,650    $ 66,638,733
                                                   ===========    ============

                               VOYAGER.NET, INC.

5. CAPITAL LEASES

     The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     Future minimum lease payments under capital leases as of December 31, 1999 are as follows:



2000........................................................  $ 2,355,280
2001........................................................    2,015,212
2002........................................................      341,263
                                                              -----------
Total minimum lease payments................................    4,711,755
Less amount representing interest...........................     (469,283)
                                                              -----------
Present value of net minimum lease payments.................  $ 4,242,472
Less current portion........................................   (2,049,878)
                                                              -----------
Long-term portion of obligations under capital leases.......  $ 2,192,594
                                                              ===========


6. RELATED PARTY TRANSACTIONS

     The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and
8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

     On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

7. OTHER LIABILITIES

     Other liabilities consist of the following:



                                                         1998         1999
                                                       --------    ----------

Accrued payroll and related expenses.................  $272,654    $  983,197
Accrued expenses.....................................   465,732     2,697,350
Other................................................   117,341        16,298
                                                       --------    ----------
                                                       $855,727    $3,696,845
                                                       ========    ==========


8. DEBT

     In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see
Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31,

                               VOYAGER.NET, INC.

1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:



YEAR
----

2000                                                      $        --
2001....................................................      982,500
2002....................................................    2,456,250
2003....................................................    4,421,250
2004....................................................    6,263,438
Thereafter..............................................    5,526,562
                                                          -----------
                                                          $19,650,000
                                                          ===========


     The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

     The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

9. INCOME TAXES

     The Company's effective tax rate varies from the statutory rate as follows:


                                                              1997     1998     1999
                                                              -----    -----    -----
Statutory rate..............................................   35.0%    35.0%    35.0%
Effect of graduated tax rate................................   (1.0)    (1.0)    (1.0)
Change in valuation allowance...............................  (34.0)   (34.0)   (34.0)
                                                              -----    -----    -----
                                                                0.0%     0.0%     0.0%
                                                              =====    =====    =====

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                 1997           1998           1999
                                              -----------    -----------    -----------
Net operating loss carryforward.............  $ 1,055,000    $ 2,750,000    $ 1,700,000
Intangible assets...........................           --        755,000      5,900,000
Fixed assets................................       18,000         13,000       (800,000)
                                              -----------    -----------    -----------
Deferred tax assets.........................    1,073,000      3,518,000      6,800,000
Valuation allowance.........................   (1,073,000)    (3,518,000)    (6,800,000)
                                              -----------    -----------    -----------
Net deferred tax assets.....................  $        --    $        --    $        --
                                              ===========    ===========    ===========

     Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December 31, 1997, 1998
and 1999, respectively.

                               VOYAGER.NET, INC.

10. RETIREMENT SAVINGS PLAN

     In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

11. EQUITY TRANSACTIONS

     On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

     On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

     In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

     In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

     On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

     On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12. STOCK-BASED COMPENSATION PLAN

     In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

                               VOYAGER.NET, INC.

     The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

     Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:


                                                                           WEIGHTED
                                                               NUMBER      AVERAGE
                                                                 OF        EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding at January 1, 1998..............................         --          --
Granted.....................................................    768,800    $  .0004
Exercised, forfeited and expired............................         --          --
                                                              ---------    --------
Outstanding at December 31, 1998............................    768,800       .0004
                                                              ---------    --------
Granted.....................................................  3,297,980      13.431
Exercised...................................................    768,800       .0004
Forfeited...................................................         --          --
Expired.....................................................    101,894     14.6609
                                                              ---------    --------
Outstanding at December 31, 1999............................  3,196,086    $13.3992
                                                              =========    ========
Exercisable at December 31, 1999............................    558,000    $  15.00
                                                              =========    ========


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

                               VOYAGER.NET, INC.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                                              1998            1999
                                                           -----------    ------------
Net loss applicable to common stockholders:
  As reported............................................  $(7,619,207)   $(16,496,215)
  Pro forma..............................................  $(8,737,394)   $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted...................................  $      (.43)   $       (.61)
  Pro forma:
     Basic and diluted...................................  $      (.49)   $       (.97)


     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                               1998       1999
                                                              -------    -------
Risk free rate..............................................      5.7%       4.6%
Expected dividends..........................................       --         --
Expected life...............................................  5 years    4 years
Volatility assumption.......................................       76%        75%



13. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:


                                                      YEARS ENDED DECEMBER 31
                                              ----------------------------------------
                                                1997          1998            1999
                                              ---------    -----------    ------------
Net loss....................................  $(820,072)   $(7,270,713)   $(16,128,949)
Less preferred stock dividends..............    (73,456)      (348,494)       (367,265)
                                              ---------    -----------    ------------
Net loss applicable to common
  stockholders..............................  $(893,528)   $(7,619,207)   $(16,496,214)
                                              ---------    -----------    ------------
Basic and diluted weighted average common
  shares outstanding........................  8,878,498     17,655,484      27,238,084
                                              =========    ===========    ============
Basic and diluted net loss per share
  applicable to common stockholders.........  $    (.10)   $      (.43)   $       (.61)
                                              =========    ===========    ============


     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

                               VOYAGER.NET, INC.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The following is the supplemental cash flow information for all periods presented:


                                                         YEARS ENDED DECEMBER 31
                                                  --------------------------------------
                                                    1997         1998           1999
                                                  --------   ------------   ------------
Cash paid during the year for interest..........  $  7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions described
     in Note 2, liabilities were assumed as
     follows:
     Fair value of assets acquired..............        --     37,890,628     60,721,084
     Business acquisition costs, net of cash
       acquired.................................        --    (32,850,289)   (55,630,048)
                                                  --------   ------------   ------------
Liabilities assumed.............................        --   $  5,040,339   $  5,091,036
                                                  ========   ============   ============
Acquisition of equipment through capital
  lease.........................................  $159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated
  dividends to preferred stock..................  $     --   $  3,042,400   $         --
Issuance of compensatory common stock and
  options.......................................  $     --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for
  promissory notes..............................  $     --   $         --   $         --


15. COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:



YEAR
----

2000.....................................................  $1,004,738
2001.....................................................     813,663
2002.....................................................     768,092
2003.....................................................     673,190
2004.....................................................     380,748
Thereafter...............................................     922,703
                                                           ----------
                                                           $4,563,134
                                                           ==========


     In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

     Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

16. SEGMENT REPORTING

     The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

                               VOYAGER.NET, INC.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                           FOR THE THREE MONTHS ENDED
                                              -----------------------------------------------------
                                                                      1999
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 8,519,226   $10,713,899   $12,904,996   $16,359,514
Loss from operations before other income
  (expense).................................   (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss....................................   (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders.........  $      (.16)  $      (.19)  $      (.11)  $      (.16)
Weighted average common shares outstanding,
  basic and diluted.........................   22,987,865    23,776,309    30,084,336    31,650,108


                                                                      1998
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 1,135,244   $ 1,222,266   $ 2,045,296   $ 6,319,356
Income (loss) from operations before other
  income (expense)..........................      102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss)...........................       63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders.........  $        --   $      (.01)  $      (.06)  $      (.29)
Weighted average common shares outstanding,
  basic and diluted.........................   14,998,673    15,021,831    18,255,050    22,210,920


18. SUBSEQUENT EVENTS (UNAUDITED)

     On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                                                                    Exhibit 99.3


                     ATX TELECOMMUNICATIONS SERVICES, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)



                                                               JUNE 30,
                                                                 2000
                                                              -----------

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 3,530,871
  Accounts receivable, net of allowances for doubtful
     accounts and credits of $2,108,000 and $1,811,000,
     respectively...........................................   25,669,479
  Other current assets......................................      744,860
                                                              -----------
TOTAL CURRENT ASSETS........................................   29,945,210
PROPERTY AND EQUIPMENT, net.................................   13,310,781
INTANGIBLE ASSETS, net......................................      638,210
OTHER ASSETS................................................      261,864
                                                              -----------
          TOTAL ASSETS......................................  $44,156,065
                                                              ===========
LIABILITIES AND EQUITY/PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..........................................  $28,465,971
  Accrued expenses..........................................    1,069,050
  Accrued payroll and related expenses......................    4,886,165
  Sales and excise taxes payable............................    2,023,133
  Payables, related parties.................................    1,445,168
                                                              -----------
TOTAL CURRENT LIABILITIES...................................   37,889,487
                                                              -----------
TOTAL LIABILITIES...........................................   37,889,487
                                                              -----------
CONTINGENCIES
PHANTOM UNIT COMPENSATION...................................    1,200,000
EQUITY/PARTNERS' CAPITAL....................................    5,066,578
                                                              -----------
          TOTAL LIABILITIES AND EQUITY/PARTNERS' CAPITAL....  $44,156,065
                                                              ===========


           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                    THREE MONTHS     THREE MONTHS      SIX MONTHS       SIX MONTHS
                                        ENDED            ENDED            ENDED            ENDED
                                    JUNE 30, 2000    JUNE 30, 1999    JUNE 30, 2000    JUNE 30, 1999
                                    -------------    -------------    -------------    -------------
REVENUES..........................   $40,303,265      $33,465,119      $76,566,416      $64,398,923
                                     -----------      -----------      -----------      -----------
EXPENSES
  Cost of revenues................    29,586,139       20,914,123       51,337,853       39,949,002
  Selling, general and
     administrative...............    15,927,345       12,912,934       32,175,309       24,459,164
                                     -----------      -----------      -----------      -----------
TOTAL EXPENSES....................    45,513,484       33,827,057       83,513,162       64,408,166
                                     -----------      -----------      -----------      -----------
LOSS FROM OPERATIONS..............    (5,210,219)        (361,938)      (6,946,746)          (9,243)
                                     -----------      -----------      -----------      -----------
INTEREST INCOME, NET..............        16,136           19,899           50,327           24,317
                                     -----------      -----------      -----------      -----------
NET (LOSS) INCOME.................   $(5,194,083)     $  (342,039)     $(6,896,419)     $    15,074
                                     ===========      ===========      ===========      ===========


           See accompanying notes to unaudited financial statements.


                     ATX TELECOMMUNICATIONS SERVICES, INC.

               STATEMENTS OF CHANGES IN EQUITY/PARTNERS' CAPITAL
                                  (UNAUDITED)



BALANCE, December 31, 1999..................................  $12,164,122
Net loss for the Six Months ended June 30, 2000.............   (6,896,419)
Capital contributions.......................................    4,064,560
Partners' distributions.....................................   (4,265,685)
                                                              -----------
BALANCE, June 30, 2000......................................  $ 5,066,578
                                                              ===========


           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................   $(6,896,419)          15,074
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities
     Depreciation and amortization..........................     1,445,010          962,703
     Provision for allowances...............................       199,500           98,000
     Phantom unit compensation..............................      (200,000)        (200,000)
     Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...............................    (5,229,893)      (1,733,868)
          Other current assets..............................      (643,684)         250,576
       Increase (decrease) in liabilities
          Accounts payable..................................    16,125,512          512,443
          Accrued payroll and related expenses..............       185,283         (321,030)
          Accrued expenses..................................         2,870          110,956
          Sales and excise taxes payable....................      (233,383)        (528,691)
                                                               -----------      -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........     4,754,796         (833,837)
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (6,306,632)      (1,361,048)
  Increase (decrease) in receivables and payable, related
     parties................................................      (305,668)         197,733
                                                               -----------      -----------
NET CASH USED IN INVESTING ACTIVITIES.......................    (6,612,300)      (1,163,315)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long term debt.................................            --         (275,000)
  Capital Distributions.....................................                       (691,190)
  Capital contributions.....................................     2,200,000               --
                                                               -----------      -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     2,200,000         (966,190)
                                                               -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       342,496       (2,963,342)
BEGINNING CASH AND CASH EQUIVALENTS.........................     3,188,375        5,067,315
                                                               -----------      -----------
ENDING CASH AND CASH EQUIVALENTS............................   $ 3,530,871        2,103,973
                                                               ===========      ===========


           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     ATX Telecommunication Services, Inc. ("ATX, Inc." or "the Company") was organized in the state of Delaware on February 9, 2000 upon the consent of the former partners of ATX Telecommunications LP ("ATX") and Global Telecom LP ("Global"). The financial position of the Company as of June 30, 2000 included the net assets contributed by the former partnerships of ATX and Global to ATX, Inc. on February 9, 2000 at their historical costs basis. For financial reporting purposes, the results of operations for the Six Months ended June 30, 2000 include the results of operations of the former partnerships of ATX and Global. These partnerships were terminated on February 9, 2000 upon their merger into ATX, Inc. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global.

     Upon the merger into ATX, Inc., distributions were made to certain former partners of ATX to satisfy their loans and advances.

     The Company is a single-source provider of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     The ATX Shareholders Agreement and former Partnership Agreements provided for bonuses to certain executives totaling $8,000,000 per year. The Company has recorded $4,000,000 of compensation expense for these bonuses included in selling, general and administrative expenses for the Six Months ended June 30, 2000 and June 30, 1999. These bonuses will be eliminated upon the merger agreement as discussed on Note 2.

2. PLAN OF RECAPITALIZATION AND MERGER

     On April 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, as amended, the ATX stockholders will exchange their issued and outstanding common stock for the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's Series B preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $119.0 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, amongst other conditions.

3. BASIS OF PRESENTATION

     In the opinion of management, all adjustments which have been made are necessary to present fairly the financial position of the Company as of June 30, 2000 and 1999 and the results of operations for the six month periods ended June 30, 2000 and 1999. The results of operations for the six month period ending June 30, 2000 are not necessarily indicative of the results to be experienced for the fiscal year ending December 31, 2000.

     The Statements and related notes herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 1999 financial statements included elsewhere herein.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

INCOME TAXES

     Upon the incorporation of ATX, Inc as of February 9, 2000, ATX is subject to federal and state income taxation. ATX did not provide for an income tax benefit for the Six Months ended June 30, 2000 based on the uncertainty of future earnings and profits.

     Prior to the incorporation of ATX, Inc., the partners were required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in these statements for periods prior to February 9, 2000.

4. PHANTOM UNIT PLAN

     The Phantom Unit Plan ("the Plan") provides for the issuance of a total of 5,000,000 phantom units. The phantom units shall become payable on the earlier of termination or a change of control. Upon the termination of employment, such phantom unit holders shall be entitled to compensation. Such compensation shall be payable over a 36-month period beginning in the thirteenth month after termination. Compensation is determined by the Phantom Unit Plan's formula and is based on average net income as defined in the Plan for the three years prior to termination.

     Upon a change in control as defined in the Plan, the Company will record a compensation charge equal to the fair market value of the phantom units. Such event would be the consummation of the Merger Agreement above resulting in a charge of approximately 5% of the fair market value of the aggregate consideration as described in Note 2.

5. SUPPLEMENTAL CASH FLOW INFORMATION

     Prior to the merger into ATX, Inc. distributions were made to the former partners of ATX of approximately $4.3 million to satisfy their loan balances. Additionally, loans to an officer of the Company were forgiven of approximately $1.9 million and shown as a contribution to equity.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ATX Telecommunications Services Group
Bala Cynwyd, Pennsylvania

     We have audited the accompanying combined balance sheets of ATX Telecommunications Services Group as of December 31, 1999, 1998 and 1997, and the related combined statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the management of ATX Telecommunications Services Group. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ATX Telecommunications Services Group as of December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for the three years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Philadelphia, Pennsylvania
March 10, 2000

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                            COMBINED BALANCE SHEETS


                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $ 3,188,375    $ 5,067,315    $ 3,231,366
  Accounts receivable, net of allowances for
     doubtful accounts and credits of $1,909,000,
     $1,713,000 and $1,412,000, respectively........   20,639,086     16,857,357     12,987,283
  Other current assets..............................      101,176      1,267,796        924,227
  Receivables, related parties......................           --             --      2,924,430
                                                      -----------    -----------    -----------
TOTAL CURRENT ASSETS................................   23,928,637     23,192,468     20,067,306
PROPERTY AND EQUIPMENT, net.........................    8,359,873      6,304,365      3,275,769
INTANGIBLE ASSETS, net..............................      727,496        906,067      1,084,638
OTHER ASSETS........................................      261,864             --             --
RECEIVABLES, partners...............................    4,265,685      2,037,620        570,442
                                                      -----------    -----------    -----------
TOTAL ASSETS........................................  $37,543,555    $32,440,520    $24,998,155
                                                      ===========    ===========    ===========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..................................  $12,340,460    $ 9,709,815    $ 6,536,352
  Accrued expenses..................................    1,066,180      1,072,655        931,500
  Accrued payroll and related expenses..............    4,700,882      4,518,969        475,547
  Accrued partners' distributions...................           --      1,350,000             --
  Sales and excise taxes payable....................    2,256,516      1,908,584      2,528,878
  Current portion of long-term debt.................           --        562,500        275,000
  Payables, related parties.........................    1,750,835        678,793             --
                                                      -----------    -----------    -----------
TOTAL CURRENT LIABILITIES...........................   22,114,873     19,801,316     10,747,277
LONG-TERM DEBT......................................           --             --        562,500
PAYABLES, related parties...........................    1,864,560      1,864,560        170,885
                                                      -----------    -----------    -----------
TOTAL LIABILITIES...................................   23,979,433     21,665,876     11,480,662
COMMITMENTS AND CONTINGENCIES
PHANTOM UNIT COMPENSATION...........................    1,400,000      1,800,000             --
PARTNERS' CAPITAL...................................   12,164,122      8,974,644     13,517,493
                                                      -----------    -----------    -----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.............  $37,543,555    $32,440,520    $24,998,155
                                                      ===========    ===========    ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                       COMBINED STATEMENTS OF OPERATIONS



                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1999            1998           1997
                                                    ------------    ------------    -----------
REVENUES..........................................  $135,020,849    $113,654,155    $92,594,419
                                                    ------------    ------------    -----------
EXPENSES
  Cost of revenues................................    85,477,119      68,435,883     52,769,825
  Selling, general and administrative.............    51,213,416      43,280,185     26,406,902
                                                    ------------    ------------    -----------
TOTAL EXPENSES....................................   136,690,535     111,716,068     79,176,727
                                                    ------------    ------------    -----------
(LOSS) INCOME FROM OPERATIONS.....................    (1,669,686)      1,938,087     13,417,692
INTEREST INCOME, NET..............................        71,844         115,042        179,215
                                                    ------------    ------------    -----------
NET (LOSS) INCOME.................................  $ (1,597,842)   $  2,053,129    $13,596,907
                                                    ============    ============    ===========


            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL



BALANCE, December 31, 1996..................................  $ 11,313,825
Net income for the year ended December 31, 1997.............    13,596,907
Partners' contributions.....................................       412,500
Partners' distributions.....................................   (11,805,739)
                                                              ------------
BALANCE, December 31, 1997..................................    13,517,493
Net income for the year ended December 31, 1998.............     2,053,129
Partners' contributions.....................................     2,000,000
Partners' distributions.....................................    (8,595,978)
                                                              ------------
BALANCE, December 31, 1998..................................     8,974,644
Net loss for the year ended December 31, 1999...............    (1,597,842)
Partners' contributions.....................................     4,847,739
Partners' distributions.....................................       (60,419)
                                                              ------------
BALANCE, December 31, 1999..................................  $ 12,164,122
                                                              ============


            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1999          1998           1997
                                                          -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.....................................  $(1,597,842)  $ 2,053,129   $ 13,596,907
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities
       Depreciation and amortization....................    1,820,453     1,947,830      1,830,449
       Provision for allowances.........................      196,000       301,000        112,000
       Loss on sale of equipment........................           --         5,380             --
       Phantom unit compensation........................     (400,000)    1,800,000             --
       Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...........................   (3,977,729)   (4,171,074)    (1,892,732)
          Other current assets..........................    1,166,620      (343,569)        41,083
          Other assets..................................     (261,864)           --             --
       Increase (decrease) in liabilities
          Accounts payable..............................    2,630,645     3,173,463      1,179,702
          Accrued expenses..............................       (6,475)      141,155        280,701
          Accrued payroll and related expenses..........      181,913     4,043,422         98,822
          Sales and excise taxes payable................      347,932      (620,294)        38,146
                                                          -----------   -----------   ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............       99,653     8,330,442     15,285,078
                                                          -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of property and equipment......           --        11,000             --
  Purchase of property and equipment....................   (3,697,390)   (4,814,235)    (1,214,911)
  Purchase of intangible assets.........................           --            --       (412,500)
  Decrease (increase) in receivables and payable,
     related parties....................................    1,072,042     5,296,898     (1,924,745)
  Increase in loans to partners.........................   (2,228,065)     (117,178)      (324,765)
                                                          -----------   -----------   ------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.....   (4,853,413)      376,485     (3,876,921)
                                                          -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.............................     (562,500)     (275,000)            --
  Partners' contributions...............................    4,847,739     2,000,000        412,500
  Partners' distributions...............................   (1,410,419)   (8,595,978)   (11,805,739)
                                                          -----------   -----------   ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....    2,874,820    (6,870,978)   (11,393,239)
                                                          -----------   -----------   ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....   (1,878,940)    1,835,949         14,918
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........    5,067,315     3,231,366      3,216,448
                                                          -----------   -----------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $ 3,188,375   $ 5,067,315   $  3,231,366
                                                          ===========   ===========   ============

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     The combined financial statements of ATX Telecommunications Services Group ("the Company") include the accounts of ATX Telecommunications Services Ltd. ("ATX") and Global Telecom Services, Ltd. ("Global") which were under common control and ownership by the same partners/family members. ATX and Global were limited partnerships organized under the laws of the Commonwealth of Pennsylvania. ATX and Global are single-source providers of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     These partnerships were terminated on February 9, 2000 upon their merger into ATX Telecommunication Services, Inc. ("ATX, Inc."). ATX, Inc. was incorporated on the above date in the state of Delaware upon the consent of the Company's partners. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global. On such date, the Company contributed its assets and its liabilities were assumed by ATX, Inc. at their historical cost basis.

     The partnership agreement provides for the allocation of profits and losses on an annual basis. Profits and losses are allocated among partners based on the partnership agreement.

     Distributions, other than liquidating distributions, shall be made to all partners in proportion to their percentage interests except as otherwise stipulated in the partnership agreement.

     The partnership agreement required that during 1999 certain partners receive distributions totaling $1,350,000 for prior years. This agreement also provides for bonuses to these partners totaling $8,000,000 per year for the years 1998 through 2002. The Company has recorded compensation expenses for these bonuses included in selling, general and administrative expenses for the years ended December 31, 1999 and 1998, respectively.

     If a sale or public offering of the Company does not occur before January 31, 2003, certain minority partners have an option to put their respective interests to the Company at fair value, as defined within the partnership agreement. The total amount to be paid to these partners for their respective interests will be paid over a seven and one-half year period.

2. PLAN OF RECAPITALIZATION AND MERGER

     On March 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, ATX will be recapitalized such that the ATX Stockholders will receive the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's 3% senior preferred stock and
(iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $70 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, among other conditions.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company recognizes revenue based on the customers' usage of services. Revenues are presented net of estimated discounts. Additionally, the Company accrues for unbilled telecommunication revenue as a result of its billing cycle and such amounts are included in accounts receivable.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

  Cost of Revenues

     Cost of revenues includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets. Property and equipment are depreciated over useful lives ranging from five to seven years and leasehold improvements are amortized over the terms of the lease.

  Intangible Assets

     Intangible assets represent acquired customer lists which are being amortized using the straight line method over a 7-year period. Intangible assets are presented net of accumulated amortization of $522,504, $343,933 and $165,362 as of December 31, 1999, 1998 and 1997, respectively.

  Impairment of Assets

     The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that, as of December 31, 1999, there had been no impairment in the carrying value of the long-lived and intangible assets.

  Advertising and Marketing Costs

     All costs related to advertising and marketing the Company's products and services are expensed in the period incurred.

  Income Taxes

     The partners are required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in the financial statements.

  Concentrations of Credit Risk

     The Company maintains its cash deposits and temporary cash investments with high-quality institutions at levels which may exceed federally insured limits. The Company has not experienced any losses on cash deposits or temporary cash investments maintained in this manner.

     The Company sells its telecommunications services and products to customers operating primarily in the Northeastern region of the United States. The Company performs ongoing credit evaluation of its customers, and it generally does not require collateral from those customers.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

  Fair Value of Financial Instruments

     The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4. PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:



                                                            DECEMBER 31,
                                              -----------------------------------------
                                                 1999           1998           1997
                                              -----------    -----------    -----------
Computer and switching equipment............  $19,964,627    $16,801,263    $12,314,302
Furniture and fixtures......................    1,150,108        711,471        592,556
Automobiles.................................      352,113        279,533        107,147
Leasehold improvements......................       79,492         56,683         56,683
                                              -----------    -----------    -----------
                                               21,546,340     17,848,950     13,070,688
Less accumulated depreciation and
  amortization..............................   13,186,467     11,544,585      9,794,919
                                              -----------    -----------    -----------
                                              $ 8,359,873    $ 6,304,365    $ 3,275,769
                                              ===========    ===========    ===========


5. LONG-TERM DEBT

     In connection with an acquisition of customer lists during 1997 for $1,250,000, Global issued a note for $837,500. The note provided for payments of $275,000 and $562,500 with interest at 5.5% in 1998 and 1999, respectively. During 1999, the note was repaid in full. Global recorded interest expense of $47,238 and $39,724 for the years ended 1999 and 1998.

6. LEASE COMMITMENTS

     The Company leases various facilities classified as operating leases. Under terms of these leases, the Company is required to pay its proportionate share of real estate taxes, operating expenses and other related costs. Rent expense for the years ended December 31, 1999, 1998 and 1997 was $1,619,083, $1,444,456 and
$1,295,971, respectively.

     Additionally, the Company leases its principal office and equipment space from various partnerships in which the general partner was also a partner of the Company. The Company recorded rent included in the above amounts aggregating $1,227,010, $1,182,515 and $1,179,358 to these partnerships for the years ended December 31, 1999, 1998 and 1997, respectively.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

     Future minimum rental payments, including those due to related parties, are summarized as follows:



                YEAR ENDING DECEMBER 31,                     AMOUNT
                ------------------------                   ----------

2000.....................................................  $1,902,000
2001.....................................................   1,927,000
2002.....................................................   1,954,000
2003.....................................................   1,565,000
2004.....................................................     537,000
Thereafter...............................................     105,000
                                                           ----------
                                                           $7,990,000
                                                           ==========


7. RELATED PARTY TRANSACTIONS

     There are various transactions with a partner of the Company relating to certain professional services approximating $1,000,000 for each of the years 1999, 1998 and 1997. These transactions resulted in intercompany balances shown as payables to related parties, with the related costs reflected in general and administrative expenses. Additionally, companies affiliated with this partner advanced funds to the Company for their operations and purchases of certain telecommunication equipment. These amounts have no formal repayment terms or interest rates and are shown as payables, related party.

     Additionally, the Company advanced funds to certain partners. These amounts are included in receivables, partners and had no formal repayment terms or interest rates. Subsequent to December 31, 1999, prior to the partnerships' merger into ATX, Inc., a distribution of approximately $4.3 million was declared and satisfied by the above mentioned receivables, partners.

8. CONTINGENCIES

     The Company is a defendant in various lawsuits relative to its business operations. Management believes that the outcome of these pending lawsuits will not materially effect the financial position, results of operations or cash flows of the Company.

9. EMPLOYEE BENEFITS

     The Company and affiliated business entities controlled by a partner of the Company maintain a self-insured health plan for their employees and partners. The Company is responsible for participant claims, stop loss premiums and administrative fees. Such plan does not provide for post retirement benefits.

10. RETIREMENT PLAN

     The Company's employees participate in a defined contribution profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income through contributions to the plan on a pretax basis, subject to a statutory dollar limitation. In accordance with the provisions of the plan, the employer may match employees' contributions. In addition, the employer may make optional contributions to the plan. The Company and other business entities controlled by a partner of the Company participate in this plan. The Company made matching contributions to the plan for the years ended December 31, 1999, 1998 and 1997 of $176,166, $127,670 and $58,047, respectively.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

11. PHANTOM UNIT PLAN

     During 1998, ATX adopted the 1998 Phantom Unit Plan (the "Plan"). The Plan provides for the issuance of a total of 5,000,000 phantom units representing a phantom 5% equity interest in ATX. Eligible employees may receive phantom units or equivalent consideration as determined by a committee appointed by ATX to administer the Plan. The committee has the authority at its sole discretion to designate the employees eligible to participate in the Plan. In addition, the committee may terminate or amend the Plan at its discretion. Termination or amendment of the Plan shall not affect phantom awards previously granted. Typically, the awards vest over a seven-year period from the date of grant; however, an employee may receive credit for employment time prior to the date of the award at the discretion of the committee. The Plan is unfunded.

     The phantom units become payable to a participant on the earlier of his termination of employment or a change of control. Upon termination of employment, a participant is entitled to compensation under the Plan. Such compensation is payable over a 36-month period beginning in the thirteenth month after termination. The participant's compensation is determined by his proportionate ownership of units and the Plan's formula for determining value, which is 10 times average net cash income as defined in the Plan for the prior three fiscal years.

     The Company has recorded a noncash (benefit) charge of ($400,000) and $1,800,000 for the years ended December 31, 1999 and 1998, respectively, related to the issuance of the phantom units.

     Upon a change in control as defined in the Plan, the participants will become entitled to receive compensation based upon the exchange or transaction value of ATX's equity. ATX, Inc. will record a compensation charge equal to the fair market value of the consideration payable to the Plan participants less amounts previously recorded. The consummation of the Merger Agreement, described in Note 2 above, would result in a non-cash charge of approximately $44 million.

     The following table contains information on phantom units for units granted under the Plan from the date of adoption of the Plan through December 31, 1999:



                                                          NUMBER OF
                                                        PHANTOM UNITS
                                                        -------------

Outstanding at January 1, 1998........................           --
Granted...............................................    3,350,000
Cancelled.............................................      (75,000)
                                                          ---------
Outstanding at December 31, 1998......................    3,275,000
Granted...............................................    1,725,000
Cancelled.............................................           --
                                                          ---------
Outstanding at December 31, 1999......................    5,000,000
                                                          =========


12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Global financed $837,500 in 1997 related to the purchase of customer lists and paid interest of $47,238 and $39,724 in 1999 and 1998, respectively, in connection with this note.